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                                                                  EXHIBIT 10.2

                               LICENSE AGREEMENT

          This LICENSE AGREEMENT ("Agreement") is made and entered into to be effective as of March 22, 1999 (the "Effective Date") between Evolve Software, Inc., a Delaware corporation with its principal place of business at 615 Battery Street, Suite 400, San Francisco, California 94111 ("Evolve"), and Paradigm Software Technologies, a Delaware corporation with its principal place of business at 641 Avenue of the Americas, New York, NY 10011 ("Paradigm") (hereinafter referred to collectively as the "Parties" and individually as a "Party").

          WHEREAS, Evolve markets and distributes a software product, known as "ServiceSphere," that provides enterprise service automation functionality.

          WHEREAS, Paradigm markets and distributes software products, known as ParaTrac, ParaLinc, and WebLinc (together, "Delivery Management").

          WHEREAS, Evolve and Paradigm believe that it would be useful to users of Evolve Products to have access to the functions offered by Paradigm's Delivery Management software products.

          ACCORDINGLY, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS

          When used herein, the following terms shall have the following meanings:

   1.1.   "Acceptance Date" shall mean the date on which "Acceptance" of the
           ---------------
          Licensed Software or applicable Deliverable has occurred pursuant to
          Section 3.2.

  1.2.    "Evolve Product" shall mean any Evolve software product, including,
           --------------
          without limitation, the Resource Management and Opportunity Management modules of ServiceSphere.

  1.3.    "Integrated Offering" shall mean any Evolve Product into which the
           -------------------
          Licensed Software has been incorporated.

  1.4.    "Licensed Software" shall mean the object and source code versions of
           -----------------
          Paradigm's Delivery Management software product, including Ancillary Program(s), Enhancements, Documentation, Source Code and Source Code Documentation, which shall have the following meanings:

          1.4.1     "Ancillary Program(s)" shall mean the third-party software
                     --------------------
                    delivered with or embedded in the Licensed Software and are necessary for the Licensed Software to operate in all material respects in accordance with the Documentation.

          1.4.2     "Documentation" shall mean Paradigm's published guides,
                     -------------
                    manuals and on-line help for use of the Licensed Software.

          1.4.3     "Enhancements" shall mean both source and object code
                     ------------
                    versions of the releases, enhancements, versions, upgrades (including releases or versions that operate on a different or new platform or version of the operating system or any other hardware), updates, fixes, modifications, improvements and additions to the Licensed Software to


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                    correct deficiencies in, and/or to improve or extend the
                    capabilities of the Licensed Software, or any part thereof, and their operation.

          1.4.4     "Source Code" means computer software in the form of source
                     -----------
                    statements for the Licensed Software including, without limitation, all software in the form of electronic and printed human-readable, mnemonic or English-like program listings, printed and on-line descriptions of the design of the Licensed Software including, without limitation, system flow charts, program flow charts, definitions, file layouts, program narratives, global documentation (including global variables), program listings and Source Code Documentation.

          1.4.5     "Source Code Documentation" means: (a) available sub-
                     -------------------------
                    programs, routines, program files, data files, file and data relationships, data definition specifications, data models, program and system logic, interfaces, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts related to interacting with or a part of the Licensed Software, whether in human-readable or machine-readable form; and (b) available reference manuals, user and operating guides and manuals, design specifications, functional specifications, flow charts, internal use listings or manuals relating to error corrections, fixes and workarounds, file and program cross-reference information (whether in manual, guide or other format), whether in human-readable or machine-readable form.

   1.3    "Support and Maintenance" shall mean the support and maintenance
           -----------------------
          services provided under the Support and Maintenance Plan attached as Exhibit B.

2. LICENSE GRANT

   2.1.   Grant of License. Paradigm hereby grants and agrees to grant to Evolve
          ----------------
          a non-exclusive, perpetual, worldwide, right and license (and, subject to the limitations set forth in Section 2.2, below, with the right to sublicense, and authorize sublicensees to sublicense further and with the right to transfer this license as set forth in Section 11.8) to prepare derivative works based on, reproduce, distribute, perform and display (publicly or otherwise), disclose, use, and otherwise exploit all or any portion of the Licensed Software, Enhancements thereto, and any other information or materials delivered or required to be delivered to Evolve hereunder. Paradigm shall also provide copies of the Licensed Software for unlimited internal use by Evolve.

   2.2.   Limitations. Evolve agrees that it shall not distribute, nor shall it
          -----------
          sublicense or otherwise grant third parties the right to distribute, the Licensed Software except as incorporated into an Integrated Offering.


3. DELIVERY, ACCEPTANCE AND OWNERSHIP

   3.1.   Delivery. As soon as practicable after the Effective Date, Paradigm
          --------
          shall deliver to Evolve golden master disks and other materials containing the then-current version of the Licensed Software for the Supported Systems. Until the Royalty Cap (as defined in Exhibit A) is reached, Paradigm shall deliver to Evolve a golden master disk and other materials containing the most recent Enhancements to the Licensed Software for the Supported Systems as soon as

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          practicable, but not later than thirty (30) days after Paradigm has made such Enhancements generally commercially available. The other Deliverables (as defined in Section 3.2, below) required by this Agreement shall be delivered by Paradigm as required hereunder, as agreed by the parties or, if not specified or agreed to, on a commercially reasonable timeframe. Any such Deliverables shall be subject to Acceptance as set forth in Section 3.2 and the provisions regarding ownership in Sections 3.3 and 3.4.

   3.2.   Acceptance. Except for Acceptance of the Licensed Software by
          ----------
          Whittman-Hart as set forth in Exhibit A, Evolve shall have an "Acceptance Period" of thirty (30) days after delivery to test and otherwise evaluate the Licensed Software, or any other deliverable required by this Agreement (each, a "Deliverable") to determine whether the Deliverable conforms to the Documentation or to the specifications for the Deliverable otherwise provided to Paradigm by Evolve and as agreed to by Paradigm in its reasonable, good faith technical and/or business judgment taking into account the intent of the parties hereunder to work together to meet functional requirements of licensees and sublicenses of the Licensed Software ("Specifications"). In the event the Deliverable does not conform to the Specifications, Evolve shall notify Paradigm of such non-conformance during the Acceptance Period, and Paradigm shall redeliver the corrected Deliverable as soon as commercially practicable, but in any event no later than thirty (30) days after the date Evolve provided Paradigm with notice of non-conformance of the Deliverable. Unless such non-conformance notice is given, the Deliverable will be deemed Accepted by Evolve at the end of the Acceptance Period and any amounts that may be due for such Deliverable shall be immediately due and payable. In the event that such non-conformance notice is given, and Paradigm does not redeliver the Deliverable within the time frame set forth in the preceding sentence or the Deliverable continues not to conform to the Specifications, Evolve may request Paradigm to correct and redeliver the Deliverable in accordance with the procedure set forth above until the Deliverable conforms to the Specifications, or Evolve may, in its sole discretion, terminate this Agreement and/or withhold payment of any and all monies that may be owed to Paradigm for such Deliverable under this Agreement until such time as Evolve accepts such Deliverable; provided, however, that Evolve's election of
                                    -----------------
          its right to withhold the payment of monies owed Evolve for such Deliverable as provided herein shall not constitute a waiver of Evolve's right to later terminate this Agreement until such time as Evolve accepts such Deliverable. In the event Evolve elects to withhold payment of such monies for such Deliverable, Paradigm's obligations hereunder shall continue unabated during such period; provided, however, that Evolve shall be obligated to make any withheld
          -----------------
          payments promptly upon Acceptance of such Deliverable.

     3.3. Ownership of Evolve Developments. Any products, including derivative
          --------------------------------
          versions of the Licensed Software, developed by Evolve during the term of this Agreement ("Evolve Developments") shall be wholly owned by Evolve. All right, title and interest in and to the Evolve Developments (including software and intermediate versions thereof), routines and subroutines, in both source code and object code versions, formulae, development notes, flow charts, outlines, work papers and manuals and other materials created as part of, or in connection with, the Deliverables which do not constitute Paradigm Developments pursuant to 3.4 below, and all patents, copyright rights (including without limitation, the right to create derivative works), trade secrets and all other intellectual property rights in or pertaining to the Evolve Developments, shall belong exclusively to and vest in Evolve; provided, however, that interface components to major
                          -----------------
          accounting systems developed by Evolve with the assistance of Paradigm, will be licensed to Paradigm on a perpetual royalty free basis. Interface components to major accounting systems developed by Evolve without the assistance of Paradigm will be

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          licensed to Paradigm on a "reverse royalty" basis, pursuant to a separate binding agreement to be executed by the parties.

   3.4    Ownership of Paradigm Developments. The Licensed Software and all
          ----------------------------------
          Deliverables hereunder, including derivative versions of Licensed Software, developed by Paradigm prior to or during the term of this Agreement ("Paradigm Developments"), except for Integration Deliverables (defined in Section 4.2, below) shall be wholly owned by Paradigm, subject only to the license rights to such Paradigm Developments granted to Evolve pursuant to this Agreement. All right, title and interest in and to the Paradigm Developments (including software and intermediate versions thereof), routines and subroutines, in both source code and object code versions, formulae, development notes, flow charts, outlines, work papers and manuals, and all patents, copyright rights (including without limitation, the right to create derivative works), trade secrets and all other intellectual property rights in or pertaining to the Paradigm Developments, shall belong exclusively to and vest in Paradigm, subject only to the license rights granted to Evolve pursuant to this Agreement.

4. OTHER OBLIGATIONS OF PARADIGM

     4.1. Staffing; Knowledge Transfer. As specified in Exhibit A, Paradigm
          ----------------------------
          shall provide the qualified personnel, who have knowledge of and experience with implementation and support of the Licensed Software; provided, however, that the allocation of personnel set forth therein
          -----------------
          is not intended and shall not be construed to limit Paradigm's obligation to provide the personnel and resources necessary and appropriate to fulfill its obligations and provide the services and Deliverables required of it under the terms of this Agreement; and further provided, that in the event that any of the personnel listed in Exhibit A cease to be employed by Paradigm, Paradigm shall have the right to substitute suitable replacement personnel of Paradigm's choosing, but subject to Evolve's consent which shall not be unreasonably withheld or delayed.

   4.2.   Integration. Paradigm shall assist Evolve in the integration of the
          -----------
          Licensed Software into the Integrated Offering. All right, title and interest in and to the software (including intermediate versions thereof), routines and subroutines, in both source code and object code versions, formulae, development notes, flow charts, outlines, work papers, manuals and other materials created in connection with the integration work, and all patents, copyright rights (including without limitation, the right to create derivative works), trade secrets and all other intellectual property rights in or pertaining to the foregoing, except for the Licensed Software (collectively, the "Integration Deliverables"), shall belong exclusively to and vest in Evolve.

   4.3.   Obligation to Provide Support. Paradigm shall supply to Evolve the
          -----------------------------
          Support and Maintenance services set forth in Exhibit B. Paradigm shall continue to support the Licensed Software on the following hardware and software systems (the "Supported Systems"): Intel Pentium- and Pentium II-based PCs and servers; Microsoft Windows NT (server and client); Microsoft SQL Server Database; Microsoft IIS WEB Server; Crystal Report Server; Symantec Visual Cafe (Java compiler); Netscape Navigator and Microsoft Internet Explorer (browsers), but only for so long as Evolve continues to pay any Royalties to Paradigm pursuant to this Agreement. If necessary to assure compatibility with any new version or release of the Supported Systems, Paradigm shall deliver to Evolve a new version or release of the Licensed Software that is compatible with such new version or release of Supported Systems as soon as it is reasonably

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          commercially practicable for Paradigm to do so after a new version or release of the Supported Systems becomes generally commercially available.

5. ROYALTIES AND PAYMENT

   5.1.   Royalties; Referral Fees. Evolve shall pay to Paradigm a royalty in
          ------------------------
          United States dollars on each sublicense or license of Licensed Software from Evolve, as set forth in Exhibit A ("Royalties"). Upon Evolve's payment in full of its total Royalties obligations pursuant to this Agreement, the license granted to Evolve by Paradigm in
          Section 2.1 shall be fully paid and non-assessable without Evolve having any further obligation to pay Royalties to Paradigm. In such event, Paradigm's obligations under this Agreement shall cease, except for any Support and Maintenance services purchased by Evolve. Subject to Paradigm's right to cure as set forth in Section 10.2(i) below, the failure of Paradigm to provide the Enhancements to, and/or any Support and Maintenance services purchased by, Evolve as required by this Agreement will release Evolve from any obligation to pay Royalties commencing on the due date for any such Enhancement and/or such Support and Maintenance until such time as such Enhancements and/or Support and Maintenance are provided by Paradigm (a "Breach Period"); provided, however, that in the event that Paradigm fails to cure any
          -----------------
          breach of its obligations to provide Enhancements and/or Support and Maintenance within thirty (30) days of written notice from Evolve as provided by Section 10.2(i) below, then the Royalty Cap (as defined in Exhibit A) shall be reduced by an amount equal to the amount of any Royalties accrued during any such Breach Period. In addition, Evolve will pay Paradigm a fee of ten percent (10%) (the "Referral Fee") of the license fees from the license of an Evolve Product by a qualified and approved customer referred to Evolve by Paradigm, who had not been previously contacted by Evolve (as demonstrated by Evolve's written records).

   5.2.   Royalty Statements. Evolve shall render to Paradigm quarterly
          ------------------
          statements of account for net sales and Royalties and Referral Fees due to Paradigm within thirty (30) days of the end of each calendar quarter and Evolve agrees to accompany such statements with checks in payment of the amount of Royalties and Referral Fees due therein.

   5.3.   Audit Rights. Upon fifteen (15) days written notice, Paradigm may
          ------------
          cause to be examined through an independent certified public accountant, lawyer or other representative the books of account of Evolve insofar as they relate to the sale or the licensing of Integrated Offerings at Paradigm's own expense unless errors amounting to five percent (5%) or more of the total sums earned by Paradigm pursuant to this Agreement shall be found to Paradigm's disadvantage, in which case the cost shall be borne by Evolve. In the event that the audit discloses any underpayment of amounts which should have been paid to Paradigm, such amounts due (including, if applicable, reimbursement for the cost of the audit) shall be made within fifteen
          (15) days thereafter. Audits shall occur no more than once a year during the normal business hours of Evolve. Evolve shall not be required to retain supporting records for a period of more than five
          (5) years after the rendering of any statement.

6. CONFIDENTIALITY

   6.1.   Confidential Information. Evolve and Paradigm hereby establish these
          -------------------------
          terms and conditions governing the use, nondisclosure, and protection of confidential information ("Confidential Information") that one party (the "Disclosing Party") provides or discloses to the other party (the "Receiving Party") pursuant to this Agreement.

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   6.2.   Designation. Receiving Party shall have a duty to protect only that
          ------------
          Confidential Information which: (i) is first disclosed by Disclosing Party in tangible form and is marked as "Confidential" (or with a similar designation) at the time of disclosure, including, without limitation, the existence, terms, and conditions of this Agreement; or
          (ii) if disclosed by Disclosing Party in non-tangible form, is orally identified as confidential at the time of disclosure or would be reasonably expected to be confidential under the circumstances and due top the nature of the information provided.

   6.3.   Limitations on Use and Disclosure.  Receiving Party shall use
          ----------------------------------
          Confidential Information received from Disclosing Party hereunder only for the purpose of exercising its rights and fulfilling its obligations under this Agreement, shall not disclose such Confidential Information to third parties and shall protect and safeguard such Confidential Information against disclosure with the same degree of care as Receiving Party's own Confidential Information. Receiving Party shall disclose Confidential Information received from Disclosing Party to employees or consultants only if such personnel have a legitimate need to know such information and are bound in writing by confidentiality obligations not materially less restrictive than those set forth herein. Receiving Party shall use the same degree of care and discretion (but in any event no less than a reasonable degree of care and discretion) to avoid unauthorized disclosure or use of Confidential Information received from Disclosing Party hereunder as Receiving Party uses to protect its own information of a similar nature from unauthorized disclosure or use.

   6.4.   Exclusions. Without granting any right or license, the parties agree
          -----------
          that no obligation of nondisclosure or nonuse hereunder shall apply to any information (i) that Receiving Party already possesses at the time of the disclosure by Disclosing Party or rightfully receives from a third party, (ii) that Receiving Party develops independently, (iii) that is or becomes generally available to the public other than by breach of this Agreement, or (iv) that Disclosing Party provides or has provided to any third party without similar restrictions. Receiving Party may disclose Confidential Information received from Disclosing Party to the extent that Receiving Party is required by any government authority to disclose such information, provided that Receiving Party gives Disclosing Party prompt notice of such requirement and reasonably cooperates with Disclosing Party in attempting to limit such required disclosure.

   6.5.   Equitable Relief. Receiving Party acknowledges and agrees that, due to
          -----------------
          the unique nature of Disclosing Party's Confidential Information, there can be no adequate remedy at law for any breach of Receiving Party's confidentiality obligations hereunder, that any such breach may result in irreparable harm to Disclosing Party, and that therefore, upon any such breach or threat thereof, Disclosing Party shall be entitled to appropriate equitable relief, including without limitation injunctive relief, in addition to whatever remedies it might have at law.

   6.6.   Duration and Return of Documents and Code. Receiving Party's
          ------------------------------------------
          obligations hereunder with respect to any particular item of Confidential Information received hereunder shall survive any termination or expiration of this Agreement. Upon request of Disclosing Party following termination or expiration of this Agreement, Receiving Party will return all documents and code containing Confidential Information that were given to it by Disclosing Party.

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7. REPRESENTATIONS AND WARRANTIES. The following representations and warranties shall remain in effect during the term of this Agreement:

   7.1    Program Warranty. Paradigm represents and warrants that, for a period
          ----------------
          of one (1) year after initial delivery, the Licensed Software, including any Enhancements thereto, shall materially perform the functions described in the Documentation, and will be free from material defects in design, materials, and workmanship.

   7.2    Ancillary Program Warranties and Indemnities.  To the extent that
          --------------------------------------------
          Paradigm is permitted to do so under agreements with its third party software suppliers, Paradigm shall pass through to Evolve all third party software end-user warranties and indemnities. To the extent that Paradigm is not permitted to pass any third-party software end-user warranties and indemnities through to Evolve, Paradigm agrees to enforce such warranties and indemnities on behalf of Evolve to the extent Paradigm is permitted to do so under the terms of applicable agreements with such third parties.

   7.3    Limited Services Warranty. Paradigm represents and warrants, for a
          -------------------------
          period of ninety (90) days following the provision of Services hereunder, that it shall perform the Services required by, or contracted to be performed by Paradigm pursuant to, this Agreement in accordance with generally accepted industry practices and standards applicable to such services; provided, however, that where this
                                       --------  -------
          Agreement specifies a particular standard or criteria for performance, this warranty is not intended to and does not diminish that standard or criteria for performance.

   7.4    Supported Systems Warranty. Paradigm represents and warrants that the
          --------------------------
          Licensed Software, including any Enhancements thereto, will operate on the then-current version of the Supported Systems as of the effective date of this Agreement, and that Paradigm will not incorporate proprietary solutions or architecture in the Licensed Software or future Enhancements that would prevent the Licensed Software from operating on the Supported Systems. Upon Evolve's written consent which shall not be unreasonably withheld or delayed, Paradigm shall not be required to continue to support the Licensed Software or Enhancements thereto on Supported Systems (i) which are deemed to be "out of date" or not generally supported in the industry if there is a commercially viable alternative or no alternative is reasonably necessary, or (ii) for more than six (6) months after the introduction of a new version of a Supported System, provided that Paradigm supports the then-current version of the Supported System by the time which support is withdrawn for the immediately preceding version of the Supported System.

  7.5     Disabling Code Warranty. Paradigm represents and warrants that the
          -----------------------
          Licensed Software does not contain and will not receive from any Paradigm data transmission via modem or other Paradigm medium, any virus, worm, trap door, back door, timer, clock, counter or other limiting routine, instruction or design that would erase data or programming or otherwise cause the Licensed Software, and any Evolve Product working with the Licensed Software as part of an Integrated Offering, to become inoperable or incapable of being used in the full manner for which it was designed and created (a "Disabling Code") including, without limitation, any limitations that are triggered by:
          (a) the Licensed Software being used or copied a certain number of times, or after the lapse of a certain period of time; (b) the Licensed Software being installed on or moved to a central processing unit or system that has a serial number, model number or other identification different from the central processing unit or system on which the Licensed Software were originally installed; or (c) the occurrence or lapse of any similar triggering factor or event. In the event Paradigm introduces any Disabling Codes in the Licensed Software, Paradigm shall: (w) take all steps necessary at Paradigm's sole cost to test a new copy of the Licensed Software for

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          the presence of Disabling Codes; (x) furnish to Evolve a new copy of the Licensed Software without the presence of Disabling Codes, (y) install and implement such new copy of the Licensed Software at no additional cost to Evolve; and (z) take all steps necessary, at Paradigm's sole cost, to restore any and all data or programming lost by Evolve as a result of such Disabling Code.

   7.6    Special Millennium Warranty. Paradigm represents and warrants that, as
          ---------------------------
          of the Effective Date and thereafter, the Licensed Software can and will be able accurately to: (a) process consistently any date-data, date-rollover event or date-data calculations that can be expected of the Licensed Software if used for its authorized purposes, with no adverse impact on the functionality of the Licensed Software including, without limitation, the producing of errors, invalid results, abnormal interruption or termination; (b) accept, process, return and display date-data and perform date-data calculations including, without limitation, computations, comparisons, sequencing, sorts and extracts, in a consistent manner regardless of the dates used in such date-data whether before, on, during or after January 1, 2000; (c) exchange date-data and related information with other hardware, firmware or software with which it interacts, provided that the interacting hardware, firmware or software is itself capable of exchanging accurate date-data with ambiguous two-digit year-date input and otherwise properly exchange date data with it; (d) accept and respond to two-digit year-date input in a defined, predetermined and appropriate manner; and (e) store and display date-data in ways that are unambiguous as to the determination of the century. For purposes of the foregoing: (f) "date-data" is defined as any data, formula, algorithm, process, input or output, that includes, calculates or represents a date, day or time, a reference to a date, day or time, or a representation of a date, day or time; and (g) a "date-rollover event" is defined as any transition between one date and the following date including, without limitation, any time, date, day-of-the-week, month and year progressions and any regularly scheduled leap events. The foregoing warranty shall expire on March 31, 2001 with respect to the version of the Licensed Software delivered upon execution of this Agreement and any Enhancement or other Deliverable delivered prior to October 1, 2000, and shall expire one hundred and eighty (180) days following the delivery of any Enhancement or other Deliverable thereafter.

   7.7    Intellectual Property Warranty. Paradigm represents and warrants that
          ------------------------------
          it has the right and power to grant the Program Licenses, including license to Ancillary Programs and other third-party software, granted to Evolve hereunder, that it is not aware of any infringement of any patent, trademark, copyright, trade secret or other proprietary right of any third party by the Licensed Software or Documentation, that the Licensed Software are free and clear of all liens, claims, encumbrances or demands of third parties, and that there is currently no actual or threatened suit against Paradigm by any such third party based on an alleged violation of such right.

   7.8    Warranty of Authority. Paradigm and Evolve each represent and warrant
          ---------------------
          that they have the right to enter into this Agreement and that there are no outstanding assignments, grants, licenses, encumbrances, obligations, or agreements which relate to the Licensed Software or either party's obligations hereunder (whether written, oral or implied) that are inconsistent with this Agreement and the rights granted herein.

   7.9    Pending Litigation.  Paradigm represents and warrants that there is no
          ------------------
          action, suit, proceeding claim or investigation pending, or to the best of Paradigm's knowledge, threatened against, by or affecting Paradigm or the Licensed Software in any court, or by or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or

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          instrumentality, domestic or foreign, or before any arbitrator of any kind which, if adversely determined, would adversely affect the Licensed Software or restrict Paradigm's ability to consummate the transactions contemplated hereby or continue its obligations hereunder. Paradigm knows of no basis for any such action, suit, claim, investigation or proceeding. Evolve represents and warrants that there is no action, suit, proceeding claim or investigation pending, or to the best of Evolve's knowledge, threatened against, by or affecting Evolve in any court, or by or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind which, if adversely determined, would adversely restrict Evolve's ability to consummate the transactions contemplated hereby or continue its obligations hereunder. Evolve knows of no basis for any such action, suit, claim, investigation or proceeding.

   7.10   Warranty of Cooperation. Paradigm acknowledges that Evolve is working
          -----------------------
          with a number of third parties in developing, maintaining and supporting the Integrated Offering. Having acknowledged the foregoing, Paradigm agrees that it will cooperate with all such third party and/or ancillary system providers as necessary and as requested by Evolve.

   7.11   No Material Misstatements or Omissions. No representation or warranty
          --------------------------------------
          by Paradigm or Evolve that is contained in this Agreement or in any Exhibit attached hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements and facts contained herein or therein not materially misleading.

8. INDEMNITY

   8.1.   Indemnity Obligation of Paradigm. Paradigm will indemnify, defend, and
          --------------------------------
          hold harmless Evolve against any action or claim brought against Evolve (or any Evolve reseller, distributor, or end user) to the extent that it is based upon a claim that the Licensed Software, as provided by Paradigm to Evolve under this Agreement and used within the scope of this Agreement, infringes any patent rights, copyright rights, or other intellectual property rights, or incorporates any misappropriated trade secrets (an "Infringement Claim"). Paradigm will pay any liabilities, costs, damages, or expenses, including attorneys' fees, attributable to such Infringement Claim that are awarded against Evolve (or any Evolve reseller, distributor, or end user) in a judgment or settlement approved in advance by Paradigm, provided that
          Evolve: (i) promptly notifies Paradigm in writing of the Infringement Claim; (ii) grants Paradigm sole control of the defense and settlement of the Infringement Claim; and (iii) provides Paradigm with all assistance, information, and authority required for the defense and settlement of the Infringement Claim. Evolve may retain its own counsel, at Evolve's own expense, to monitor the defense and settlement of the Infringement Claim.

   8.2.   Additional Remedies.  Without limiting Paradigm obligations under the
          -------------------
          foregoing Section 8.1, if Evolve's use of any of the Licensed Software hereunder becomes subject to an Infringement Claim, or in Paradigm's opinion is likely to become subject to an Infringement Claim, Paradigm shall, at its sole option and expense, make commercially reasonable efforts to either: (i) procure for Evolve the right to continue using such Licensed Software under the terms of this Agreement; or (ii) replace or modify such Licensed Software so that it is non-infringing; provided, however, that any such efforts shall not substantially
          --------  -------
          diminish the functionality of the Licensed Software. If neither of the two options described above is commercially reasonable, then Paradigm shall accept the return of the portion of the Licensed Software subject to the Infringement Claim and (i) refund to Evolve a pro rata portion of the Royalties received for such returned portion of the Licensed Software based on a seven (7) year straight line depreciation method from the date of payment of such Royalties to be refunded, and (ii) reduce the Royalty Cap by such pro rata rate, based on a percentage of any diminished functionality resulting therefrom. The foregoing states Paradigm's sole obligation and Evolve's sole remedy in the event of any Infringement Claim.

   8.3    Indemnification Obligation of Evolve. Evolve will indemnify, defend,
          ------------------------------------
          and hold harmless Paradigm against any action or claim brought against Paradigm with respect to the Evolve Product or the Integrated Offering (a "Product Claim"), except to the extent that it is based upon an Infringement Claim covered by Section 8.1, above. Evolve will pay any liabilities, costs, damages, or expenses, including attorneys' fees, attributable to such Product Claim that are awarded against Paradigm in a judgment or settlement approved in advance by Evolve, provided that Paradigm: (i) promptly notifies Evolve in writing of the Product Claim; (ii) grants Evolve sole control of the defense and settlement of the Product Claim; and (iii) provides Evolve with all assistance, information, and authority required for the defense and settlement of the Product Claim. Paradigm may retain its own counsel, at Paradigm's own expense, to monitor the defense and settlement of the Product Claim.


9. LIMITATION OF LIABILITY

   9.1.   Limitation of Liability.  EXCEPT FOR EACH PARTY'S OBLIGATIONS UNDER
          -----------------------
          SECTION 8, NEITHER PARTY SHALL HAVE ANY LIABILITY WHATSOEVER ARISING OUT OF OR IN CONNECTION WITH OR RELATED TO THIS AGREEMENT OR THE RIGHTS PROVIDED HEREUNDER FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, OR SPECIAL DAMAGES OF ANY KIND (INCLUDING WITHOUT LIMITATION LOST REVENUES, PROFITS, OR SAVINGS, LOSS OF BUSINESS, USE, OR DATA), EVEN IF INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN AN ACTION IN CONTRACT, TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE), STRICT LIABILITY, OR OTHER LEGAL OR EQUITABLE THEORY. EXCEPT FOR EACH PARTY'S OBLIGATIONS UNDER SECTION 8, IN NO EVENT SHALL EITHER PARTY'S AGGREGATE LIABILITY FOR ANY CLAIMS ARISING UNDER THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE, EXCEED THE TOTAL ROYALTIES RECEIVED FROM EVOLVE PURSUANT TO THIS AGREEMENT.

10.TERM OF AGREEMENT

   10.1.       Term.  This Agreement shall be binding upon the Parties as of the
               ----
          Effective Date and shall continue in full force and effect until terminated by either Party pursuant to Section 10.2

  10.2.        Termination. Either Party may terminate this Agreement by giving
               -----------
          a notice to the other Party if (i) the other Party commits a material breach of this Agreement and fails to remedy same within thirty (30) days after delivery of notice by the non-breaching Party of the occurrence or existence of such breach or such longer period as may be agreed to in writing by the non-breaching Party; or (ii) the other Party fails to continue to do business in the ordinary course as a result of any voluntary or involuntary liquidation, dissolution or winding up of such Party's business.

   10.3.       Effect of Termination. Except as provided in this Section 10.3,
               ---------------------
          termination of this Agreement shall not limit either party from pursuing other remedies available to it, including injunctive relief, nor shall such termination relieve Evolve of its obligation to pay all fees that have accrued or are otherwise owed by Evolve. The rights and obligations of the Parties under Sections 3, 5, 6, 7, 8, 9, 10, and 11 of this Agreement shall survive any termination of this Agreement. If this Agreement is terminated, Evolve shall cease licensing the Licensed Software, and within thirty (30) days after termination, certify that Evolve has destroyed the Licensed Software; provided,
                                                                   ---------
          however, that all licenses and sublicenses granted by Evolve prior to
          -------
          any termination by Paradigm shall survive according to their terms and Evolve shall be entitled to retain and use one copy of the Licensed Software as necessary to support its licensees and sublicensees.

11. MISCELLANEOUS

   11.1.       Nature of Relationship Between Parties. Nothing contained in this
               --------------------------------------
          Agreement shall be deemed to constitute either Party or any of its representatives the partner, joint venturer, agent, or legal representative of the other Party or to create any fiduciary relationship between the Parties for any purpose whatsoever. Except as otherwise specifically provided in this Agreement, neither Party nor any of its representatives shall have any authority to act for, bind, create, or assume any obligation or responsibility on behalf of the other Party. Nothing in the Agreement shall be deemed to establish a minimum amount of Royalties to be paid to Paradigm; provided, however,
                                                              -----------------
          that for so long as Royalties shall be payable pursuant to this Agreement, Evolve will use commercially reasonable efforts to license and sublicense the Licensed Software. Paradigm may not refer to Evolve's customers in its marketing materials, including, without limitation, press releases and customer lists. Each party may refer in its marketing materials to the other party and the nature of the relationship between the parties, provided that any such reference by a party has been approved in writing by an authorized representative of the other party prior to its release or publication. Nothing in this Agreement shall be deemed to require either party to refer to the other Party or the nature of the relationship between the parties, except that Evolve is required to identify Paradigm as the owner of the Licensed Software in the Integrated Offering until the Royalty Cap has been reached.

   11.2.       No Hiring. For the term of this Agreement and for one year
               ---------
          thereafter each Party is restricted from hiring current employees of the other Party, unless otherwise agreed to in writing by the Parties.

   11.3.       Notices.  In any case where any notice or other communication is
               -------
          required or permitted to be given hereunder, such notice or communication shall be given in writing by personal delivery, registered mail, or overnight or other courier or delivery service, addressed to the respective Party at the addresses indicated below:

            If to Evolve:

            Evolve Software, Inc.
            615 Battery Street, Suite 400
            San Francisco, California 94111
                Attn: John Bantleman or President

            If to Paradigm:
               Paradigm Software Technologies, Inc.
               641 Avenue of the Americas
               New York, NY 10011
               Attn: Atlee Brown or President

               with a copy to:

               David A. Gurwin, Esquire
               Buchanan Ingersoll Professional Corporation
               One Oxford Centre
               301 Grant Street, 20th Floor
               Pittsburgh, PA 15219-1410

   All such notices or other communications shall be deemed to have been given and received (i) upon receipt if personally delivered or sent by registered mail and (ii) when delivery is confirmed if sent by overnight or other courier or delivery service.


   11.4.       Choice of Law. This Agreement shall be governed by and construed
               -------------
          in accordance with the internal law, but not the conflict-of-laws rules, of the state of California

   11.5.       Severability. Whenever possible, each provision of this Agreement
               ------------
          shall be interpreted in such manner as to be effective and valid under applicable law. If the application of any provision of this Agreement to any particular facts or circumstances shall be held to be invalid or unenforceable by a court of competent jurisdiction, then (i) the validity and enforceability of such provision as applied to any other particular facts or circumstances and the validity of other provisions of this Agreement shall not in any way be affected or impaired thereby and (ii) such provision shall be enforced to the maximum extent possible so as to effect the intent of the Parties and shall be reformed without further action by the Parties to the extent necessary to make such provision valid and enforceable.

   11.6.       Headings. The section, article and other headings herein are
               --------
          inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

   11.7.       Modifications; Waivers. No modification, amendment, extension,
               ----------------------
          renewal, rescission, termination, or waiver of any of the provisions contained herein, or of any future representation, promise, or condition in connection with the subject matter hereof, shall be binding upon either Party unless in writing and signed by a duly authorized representative on its behalf. No waiver shall operate as a waiver of, or estoppel with respect to, any other action. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or at equity. The waiver of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

   11.8.       Assignment; Successors. Neither Party shall transfer or assign
               ----------------------
          this Agreement, in whole or in part, including by operation of law, without the other Party's prior written consent, which consent will not be unreasonably withheld or delayed. Any attempt to transfer or assign this Agreement without such consent shall be null and void. Notwithstanding the foregoing, this Agreement is transferable or assignable without such prior written consent by either Party as part of a sale, transfer or other disposition by the Party of all or substantially all its assets. Subject to the foregoing limits on transfer and assignment, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

   11.9.       Counterparts. This Agreement may be executed in any number of
               ------------
          counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

   11.10.      Entire Agreement. This Agreement contains the entire agreement
               ----------------
          between the Parties with respect to the matters expressly addressed herein. It is expressly understood and agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect or particular whatsoever, except by a writing duly executed by an authorized representative of each affected Party. This Agreement supersedes all prior agreements, understandings, and representations concerning the subject matter hereof, including that certain Letter of Agreement between the Parties dated January 5, 1999. Each Party warrants that it is not relying upon any representation, condition, or term except as set forth explicitly in this Agreement.

      IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above.

EVOLVE SOFTWARE, INC.                    PARADIGM SOFTWARE TECHNOLOGIES, INC.


By:  /s/ John P. Bantleman                       By:  /s/ Atlee Brown
   -----------------------------------              -------------------------
     John P. Bantleman, its President                 Atlee Brown, its President

                                   EXHIBIT A
                                   ---------

ROYALTY PAYMENTS: For each Evolve customer licensing the Licensed Software (except Whittman-Hart), Evolve shall owe Paradigm a Royalty as a percentage of the Total License Fees Paid to Evolve for the Licensed Software by such Evolve customer according to the following schedule:

--------------------------------------------------------------------------------------------------------
Term of Payment                                                          Royalty Obligation
--------------------------------------------------------------------------------------------------------
Until December 31, 1999                                     Ten Percent (10%) without a cap or credit
                                                              to the Royalty Cap.
--------------------------------------------------------------------------------------------------------
January 1, 2000 until the earlier of (a) December 31,       Twenty Percent (20%) up to a maximum of One
   2000 or (b) reaching the Royalty Cap.                      Million Dollars ($1,000,000)
--------------------------------------------------------------------------------------------------------
January 1, 2001 until the earlier of (a) December 31,       Fifteen Percent (15%) up to a maximum of
   2001 or (b) reaching the Royalty Cap.                      One Million Dollars ($1,000,000)
--------------------------------------------------------------------------------------------------------
January 1, 2002 until reaching the Royalty Cap.             Ten Percent (10%)
--------------------------------------------------------------------------------------------------------

Evolve's total Royalty obligation commencing on January 1, 2000 and thereafter shall not exceed Three Million US Dollars ($3,000,000) in the aggregate (the "Royalty Cap"). All royalties will be paid to Paradigm within thirty (30) days of the end of each calendar quarter. As used above, "Total License Fees Paid"
                                                     -----------------------
means the gross license revenues collected by Evolve during any given term from licenses of the Licensed Software, less (i) normal and customary rebates, and cash and trade discounts, actually taken, (ii) sales, use and/or other excise taxes or duties actually paid, (iii) the cost of any packages and packing; (iv) shipping insurance costs and outbound transportation charges prepaid or allowed,
(v) import and/or export duties actually paid, (vi) amounts allowed or credited due to returns, and (vii) any published or provided volume discounts; provided,
                                                                      ---------
however, the Licensed Software shall not be less than one-third (1/3) of the
--------
total software license fees collected for the Opportunity Manager and/or Resource Manager and Delivery Manager modules only.

TECHNICAL RESOURCES: In order to facilitate the agreement, Paradigm will commit five full-time equivalent resources consisting of consultants and engineers for a period of 12 months to directly support Evolve's customer implementation activities, to transfer application knowledge and skills to Evolve, to aid in the integration of the Licensed Software into Evolve ServiceSphere, to perform the other services, and to travel, as reasonably requested by Evolve. The time commitment indicated for each resource represents an overall estimate over the period (more or less time will be spent on a monthly basis depending on the specific project phase). The resources to be assigned to Evolve will be allocated from the following Paradigm employees:

                                                                       Time
                                                                    Commitment
                                                                    ----------
 .   Julian Ehrlich (Sr. design consultant and project leader)          60%
 .   Barbara Ure (Sr. consultant and engagement manager)                50%
 .   Benjamin McGlothlin (Sr. consultant)                              100%
 .   Roberta Knutson (Sr. consultant)                                   50%
 .   Jim Blake (Consultant)                                             50%
 .   Imran Rahman (Sr. design engineer and technical manager)           50%
 .   Yan Yashayev (Sr. engineer)                                        50%
 .   Gennady Mozolevskiy (Sr. engineer)                                 50%
 .   Tony Alcamo (Sr. consultant)                                       40%

All resources and their precise time and project assignments are subject to approval by Evolve and Paradigm. Furthermore, if Evolve in its reasonable judgment determines a resource is unsatisfactory and upon written notice of such, Paradigm shall use its reasonable efforts to expeditiously replace such resource with another suitably qualified resource.

OTHER CONSULTING SERVICES: Evolve may contract for additional Paradigm resources or time from these resources during the initial 12-month period at the rate of $1000 per day per person, after which consulting services will be provided at Paradigm's standard published consulting rates, or as otherwise agreed by the parties. Evolve will pay Paradigm's invoices for services, and reimburse Paradigm's reasonable and actual out-of-pocket expenses, within thirty (30) days of submission of any invoice and pre-approved expense reimbursement request with related receipts.

MILESTONE PAYMENTS: Evolve shall make the following payments to Paradigm based upon completion of the following milestones expected to occur on or about the dates specified (each, a "Deliverable Payment"):

 .    Initial Installations:
     ---------------------
     . Upon delivery of the current version of the Licensed Software at Evolve, expected to occur in January 1999, Evolve shall pay Paradigm One Hundred and Fifty Thousand US Dollars ($150,000).
     . Upon delivery and installation of the Licensed Software at Whittman-Hart, Inc. ("WH") for commencement of the pilot, expected to occur in March 1999, Evolve shall pay Paradigm One Hundred and Fifty Thousand US Dollars ($150,000).

 .    Whittman-Hart Acceptance: Upon Acceptance by WH of the Licensed Software,
     ------------------------
     including interfaces to SAP Financials, HR, expected to occur in September 1999 (the "SAP Interfaces"), Evolve shall pay Paradigm Seven Hundred Thousand US Dollars ($700,000); provided, however, that Evolve will make
                                     -----------------
     the following progress payments to Paradigm to be credited to the payment to be made upon WH Acceptance of the Licensed Software (each, a "Progress Payment"):
     . Two Hundred Thousand US Dollars ($200,000) upon acceptance by WH of the initial pilot of the Licensed Software installed at WH, expected to occur in May 1999.
     . Two Hundred and Fifty Thousand US Dollars ($250,000) upon Acceptance of the SAP Interfaces to the Licensed Software installed at WH, expected to occur in June 1999.
     Whittman-Hart shall have ninety (90) days after the implementation of the Licensed Software and the SAP Interfaces (the "Acceptance Period") to accept the Licensed Software and the SAP Interfaces. In the event that WH does not accept the Licensed Software and/or the SAP Interfaces (regardless of Whittman-Hart's acceptance of other ServiceSphere programs delivered by Evolve), the Agreement shall terminate without further obligation; provided, however, that Paradigm shall be entitled to retain all Progress
     -----------------
     Payments theretofore made. Evolve may, at its sole discretion, elect to continue the Agreement by paying the outstanding amounts that would be paid if WH had accepted the Licensed Software, which amounts shall then be credited in full to the total Royalties due hereunder.

 .    Integration Deliverables: Upon Acceptance by Evolve of the Integration
     ------------------------
     Deliverables, expected to occur in December 1999, Evolve shall pay Paradigm Two Hundred and Fifty Thousand US Dollars ($250,000).

                                   EXHIBIT B
                         SUPPORT AND MAINTENANCE PLAN
                         ----------------------------

                                   ARTICLE 1
                                    GENERAL
                                    -------

     1.1  Term.  Support and Maintenance services described in this Exhibit B to
          -----
be provided to Evolve shall commence on the Effective Date and continue until June 30, 2000. Thereafter, Support and Maintenance services will be available to Evolve until June 30, 2001 at a cost of $50,000 per annum, for up to forty (40) hours per month of technical support services, and $100 per hour for Support and Maintenance services in excess of forty (40) hours per month. The fees for Support and Maintenance Services provided by Paradigm following June 30, 2001 will not be increased in any year by more than the average annual increase applied by Paradigm to all of its customer maintenance contracts.

     1.2  Definitions.  Capitalized terms used herein shall have the meanings
          -----------
ascribed to them in the Agreement and/or in this Support and Maintenance Plan.

                                  ARTICLE II
                       SUPPORT AND MAINTENANCE SERVICES
                       --------------------------------

     2.1  General
          -------

          2.1.1 Evolve shall establish and maintain the organization and processes to provide "First Line Support" for the Licensed Software directly to Evolve customers. First Line Support shall include but not be limited to (a) a direct response to users with respect to inquiries concerning the functionality or operation of the Licensed Software, (b) a direct response to users with respect to problems with the Licensed Software, (c) a diagnosis of problems or deficiencies of the Licensed Software and (d) a resolution of problems or deficiencies of the Licensed Software.

          2.1.2 If after reasonable commercial efforts Evolve is unable to diagnose or resolve problems or deficiencies of the Licensed Software, Evolve shall contact Paradigm for "Second Line Support" and Paradigm shall provide support for the Licensed Software in accordance with this Support and Maintenance Plan.

          2.1.3. For so long as Evolve elects, in its sole discretion, to obtain Support and Maintenance service pursuant to Section 1.1 of this Exhibit B, Paradigm shall establish and maintain a dedicated, named resource to provide Second Line Support for the Licensed Software to Evolve. Second Line Support shall be provided to Evolve only if, after reasonable commercial efforts, Evolve is unable to diagnose and/or resolve problems or deficiencies of the Licensed Software. Second Line Support shall be provided to up to two designated representatives of Evolve (the "Key Operators"). Paradigm shall not provide Second Line Support directly to Evolve customers.

     2.2  Hours of Support. Paradigm shall provide Support and Maintenance to
          -----------------
Evolve for the Licensed Software during hours of 6:00 a.m. to 5:00 p.m., pacific standard time, on weekdays, except up to ten (10) holidays per annum observed by Paradigm and provided to Evolve upon execution of this Agreement and at the commencement of each year thereafter in which Evolve has purchase Support and Maintenance services.

     2.3  Support and Maintenance Services.  Paradigm shall provide the
          --------------------------------
following Support and Maintenance services to Evolve:

          2.3.1  Technical Support.  Paradigm shall provide Evolve with
                 ------------------
     solutions and/or corrections to reported and verifiable problems or defects which cause the Licensed Software to fail to operate in accordance with the Documentation ("Defects"). Enhancements will be sent to Key Operators. Paradigm shall ensure that qualified personnel are available to provide telephone support to the Key Operators concerning Defects.

          2.3.2  Corrections, Modifications, and Enhancements.
                 ---------------------------------------------

                 (A) Corrections.  For any period during which Evolve obtains
                     ------------
          Support and Maintenance from Paradigm, any corrections to Licensed Software shall be provided by Paradigm, taking into account the level of severity of the problem and Evolve's Support and Maintenance obligations to licensees and sublicensees of the Licensed Software, in accordance with the response procedures established from time to time by Paradigm for its Support and Maintenance customer generally upon transmission of a report of a Defect (an "Incident Report") by Evolve. Each Incident Report shall be made through Paradigm's Customer Support Center via telephone, fax, e-mail or pager. Subject to Sections 2.3.3 and 2.3.4, below, such fixes or corrections shall be provided at no additional cost to Evolve.

                 (B) Enhancements.  Paradigm will makes Enhancements available
                     -------------
          to Evolve at no additional charge, except media and handling charges Paradigm shall provide such Enhancements to Evolve upon their general release and no later than the time when the first of Paradigm's customers receive such Enhancements.

                 (C) Documentation.  Paradigm shall provide updated
                     -------------
          Documentation for any Licensed Software or Enhancements provided to Evolve in accordance with the Agreement as such Documentation is generally released.


          2.3.3  Excluded Services.  Excluded from the coverage of this Plan are
                 ------------------
     services that become necessary as a direct result of Evolve's unauthorized modification, alteration or misuse of the Licensed Software; the integration of the Licensed Software by Evolve with any third party software; failure or interruption of any electrical power; failure of computer hardware or equipment or programs not covered by this Plan; or catastrophe, negligence of Evolve or any third party, operator error, improper use of hardware or software or attempted maintenance by unauthorized persons; or any accident or other cause external to the Licensed Software and not caused by Paradigm. Such excluded services shall be provided by Paradigm, at Evolve's request, at the rates set forth in Exhibit A to the Agreement.

          2.3.4  On-Site Services.  Paradigm shall perform the Support and
                 -----------------
     Maintenance services from its own location or on site at Evolve's offices; provided, however, that in the event it is necessary for Paradigm to
     -----------------
     perform certain services on-site at Evolve's offices in order to fulfill its Support and Maintenance obligations as set forth hereunder, it shall provide such on-site services at no additional cost to Evolve, except reimbursement for Paradigm's travel and out-of-pocket expenses incurred in providing such on site Support and Maintenance Services.